Exhibit 10.1
WAIVER AND GENERAL RELEASE AGREEMENT
    Reference is hereby made to that certain employment agreement between Corii Berg (“Executive”) and Lions Gate Entertainment Corp. dated as of December 20, 2022 by and between the Company and Executive (the “Employment Agreement”).
Lions Gate Entertainment Corp. (the “Company”) and Executive, each “a party” and collectively, “the parties,” agree that:
1.    Last Day; Resignation without Good Reason; Extinguishment of Rights under Employment Agreement. Executive resigned without good reason from employment with the Company effective December 20, 2022 (the “Separation Date”) and therefore is not entitled to any payments, equity, benefits or other recovery under Section 8 (or any other provision) of the Employment Agreement. Executive irrevocably resigns as an officer, employee, director, manager and in each and every other capacity with the Company and each of its parents, subsidiaries and affiliates effective on the Separation Date. The Company confirms that such resignations are accepted. Executive agrees that upon execution of this Agreement, Executive will hold no such position.

2.    Effective Date. This Waiver and General Release Agreement (the “Agreement”) shall become effective on the eighth (8th) day after the Executive signs this Agreement (the “Effective Date”), provided that: (a) it is signed and delivered to the Company on or before twenty-one (21) days after the Company presented the Agreement to Executive; (b) Executive did not sign the Agreement prior to the Separation Date; and, (c) Executive does not revoke within seven (7) days after signing this Agreement, pursuant to Section 26 of this Agreement.
3.     Consideration. In consideration for signing this Agreement and compliance with the promises made herein, the Company agrees to provide the following benefits to Executive (the “Separation Benefits”):
a.    The Company shall pay Executive the gross amount of One Million Six Hundred Forty-One Thousand Ninety-Five and 89/100 Dollars ($1,641,095.89), less applicable withholdings for taxes and other withholdings required by law, which represents severance pay. This payment shall be made in a lump sum payment via wire transfer (subject to Executive providing Company with the appropriate wire instructions) within ten (10) business days following the Effective Date of this Separation Agreement (provided that in all events such payment shall be made no earlier than January 1, 2023 and no later than the sixtieth (60th) day after the Separation Date).
b.     Executive acknowledges that he shall have the option to convert and continue Executive’s health insurance after the Separation Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the California Continuation Benefits Replacement Act of 1997 (“Cal-COBRA”), as amended. If Executive timely elects such health insurance coverage, the Company shall pay the monthly premiums for continued

health insurance at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Separation Date, in the same amount that it paid each month for Executive’s health insurance as of the Separation Date for a period equal to the lesser of: (a) twenty-four (24) months following the Separation Date (COBRA premiums for 18 months; Cal-COBRA premiums for 6 months), or (b) the date Executive becomes eligible for coverage under the health plan of a future employer. Except as provided in this Agreement (and as controlled by COBRA and Cal-COBRA), from and after the Separation Date, Executive shall not be entitled to participate in or accrue any other payments or benefits under any employee benefit plan of Company. The Company’s obligation to pay for premiums pursuant to this Section 3(b) does not apply to any coverage that the Company is not required to offer Executive pursuant to applicable law and is in all events subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences to the plan participants.
c.    Each installment of Executive’s outstanding but not yet vested time-based and performance-based restricted stock units (“RSUs”) and time-based non-qualified stock options granted by the Company to Executive that is scheduled to vest on or before July 11, 2024, shall accelerate and become fully vested on the Effective Date. For these purposes, the applicable installment of the performance-based RSUs granted to Executive in July 2022 shall accelerate based on the target number of RSUs subject to such installment of the award, and the VWAP Goal (as defined in the award agreement) applicable to such installment shall be deemed to have been met as of the Effective Date. Executive’s equity-based awards granted by the Company, to the extent outstanding and not vested on the Separation Date (excluding the portion of any such awards that vest pursuant to this Section 3(c)), shall terminate on the Separation Date. Executive shall have six (6) months after the Separation Date during which Executive may elect to exercise Executive’s vested stock options (including any options that accelerate pursuant to this Section 3(c)) or, if earlier, until the expiration date of the option (and provided that such options shall remain subject to earlier termination in connection with a change in control of the Company in accordance with the option documentation). At the conclusion of such six (6) month period, such vested stock options, if still outstanding and not yet exercised, shall expire.
4.    No Consideration Absent Execution of this Agreement. Executive understands and agrees that the Separation Benefits exceed that to which Executive otherwise would be entitled and Executive would not receive the benefits specified in Section 4 above, except for Executive’s execution of this Agreement and the fulfillment of the promises contained herein.
5.    General Release of Claims. In exchange for the Company’s provision of the Separation Benefits and the promises in this Agreement, Executive, for Executive and Executive’s heirs, legal representatives, successors and assigns, knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, the Company, its parent corporations, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Released Parties”), of and from any and all claims, rights, demands, actions and obligations of any kind, known and unknown, asserted and unasserted, that Executive has or ever had against the Released Parties as of the date of execution of this Agreement (“claims”). This release includes, without limitation, any and all claims for compensation and all claims arising from contract (express or implied), tort, public policy, and equity, and any and all claims of wrongful discharge, retaliation, harassment and/or employment discrimination arising under local, state, and/or federal law and statutes including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Executive Retirement Income Security Act, Fair Labor Standards Act, Occupational Safety and Health Act (“OSHA”), Cal-OSHA, California Fair Employment and Housing Act, California Labor Code, including without limitation Sections 98.6, 98.7, 132a, 1025, and 1102.5, and the California Family Rights Act. Executive acknowledges and agrees that included in the General Release of claims are any and all claims that have been or may be asserted by Executive or by any other person or entity on Executive’s behalf in any class or collective action relating to Executive’s employment and/or termination of employment with the Company. However, this release shall not apply to: (a) any claim for workers’ compensation insurance benefits; (b) any unemployment benefits to which Executive may be entitled; (c) any claims for indemnity under Labor Code section 2802; (d) or any other claim that cannot be waived as a matter of law.
6.    Waiver of California Civil Code Section 1542. To effect a full and complete general release as described above, Executive expressly waives and relinquishes all rights and benefits of California Civil Code Section 1542, and Executive does so understanding and acknowledging the significance and consequence of specifically waiving Section 1542. Section 1542 states as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.
Executive expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that Executive did not know or suspect to exist in Executive’s favor at the time of the date of Executive’s execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with they might be based, would have materially affected the settlement of this matter; and that the Separation Benefits provided under Section 2 of this Agreement are also for the release of those claims and contemplates the extinguishment of any such unknown claims.
7.    No Current or Future Claims. Executive represents that Executive has no lawsuits, claims, or charges, or other administrative or judicial proceedings pending in

Executive’s name, or on behalf of any other person or entity, against the Company or any of the Released Parties. Executive also promises to opt out of any class or representative action and to take such other steps as Executive has the power to take to disassociate Executive from and waive any rights or remedies that might be received from any class or representative action seeking relief against the Company and/or any other Released Party regarding any of the claims released under this Agreement. Executive further agrees not to file or maintain any other charge, claim or action against the Company or any of the Released Parties based on any claim or claims that Executive released in this Agreement, and agrees not to participate in or encourage the pursuit of any such claims against the Company, its Executives or agents, unless compelled to testify pursuant to an order of a court of competent jurisdiction or subpoena or unless testifying pursuant to a written request from an administrative agency or the legislature regarding any alleged criminal conduct or alleged sexual harassment by the Company, its agents, or its Executives. However, this paragraph will not limit Executive from filing a claim with a governmental agency, filing a claim in arbitration regarding the enforceability of this Agreement, or from filing a claim that may not be waived as a matter of law. With the exception of payments for any claims made for workers’ compensation benefits, any unemployment benefits, and any claims under Labor Code section 2802, Executive agrees not to accept any payments arising out of any claim that Executive has released in this Agreement.
8.    Agreement to Indemnify the Company; Company Has No Duty to Prevent Adverse Tax Determination. Executive agrees to indemnify the Company for all expenses, penalties or interest charges that Executive incurs as a result of his failure to pay appropriate taxes owed by him as to any amount paid under Section 3 of this Agreement. Executive agrees not to make any claim against the Company or any of the Released Parties based on how the Company reports the settlement (provided any reports are in compliance with the terms of this Agreement) or if an adverse determination is made as to the tax treatment of any amounts payable under Section 3 of this Agreement. Executive agrees that the Company has no duty to try to prevent such an adverse determination.
9.    Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations thereunder (Section 409A), and the Company shall have complete discretion to interpret and construe this Agreement in any manner that establishes an exemption from (or otherwise conforms to) the requirements of Section 409A. For purposes of Section 409A, each payment hereunder shall at all times be considered a separate and distinct payment. To the extent required under Section 409A, any payments to be made under this Agreement on a termination of employment only will be made upon a “separation from service” within the meaning of Section 409A. The Company makes no guarantee as to any tax treatment relating to this Agreement and neither the Company, nor its employees, officers, directors, or attorneys, shall have any liability to Executive on account of any adverse tax or related consequences including but not limited to adverse consequences under Section 409A.
10.    Affirmations. Executive affirms that Executive has received all compensation, wages, bonuses, commissions, or benefits to which Executive may be entitled and that no other compensation, wages, vacation pay-outs, bonuses, commissions and/or benefits are due to

Executive, except as expressly set forth in this Agreement. Executive furthermore affirms that Executive is not presently aware of any injury for which Executive may be entitled to file a claim for workers’ compensation benefits.
11.    Non-Disparagement. Executive shall not directly or indirectly, publicly or privately, make, publish, solicit or encourage others to defame, disparage or demean Company or the other Released Parties or any of their stockholders, officers, directors, Executives, affiliates, subsidiaries or any of their respective products, services or businesses; provided, however, that nothing contained in this Agreement shall prohibit Executive from providing truthful testimony in response to any court or arbitral order or subpoena, from making truthful reports to any governmental, administrative or regulatory agency, or from providing any truthful information in response to any governmental, administrative, or regulatory agency investigation. Similarly, Company (via official Company communications or otherwise) also shall not directly or indirectly, publicly or privately, make, publish, solicit or encourage others to defame, disparage or demean Executive; provided, however, that nothing contained in this Agreement shall prohibit Company from providing truthful testimony in response to any court or arbitral order or subpoena, from making truthful reports to any governmental, administrative or regulatory agency, or from providing any truthful information in response to any governmental, administrative, or regulatory agency investigation. All inquiries re: Executive’s employment shall be directed to the Company’s Chief Human Resources Officer. Executive represents that during the period from the Separation Date until the Effective Date, Executive has not in any way disparaged the Company or any of the Released Parties, verbally or in a writing, including in any electronic media, or made any statements to the press or to third parties that may be derogatory or detrimental to the Company’s and the Released Parties’ good name and reputation. Nothing in this agreement prevents Executive from discussing or disclosing information about unlawful acts, such as sexual assault, harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, or from making any other disclosures protected by law.
12.    Return of Property. Executive has returned or will return to the Human Resources department within ten (10) days following the Separation Date any and all Company information and property including without limitation the following: door and/or file keys, access cards, computers, reports, data, plans, projects, files, memoranda and records and software; credit cards, safe combinations; computer access codes; disks and instructional or personnel manuals; and other physical or personal property (including copies thereof) which Executive received or prepared or helped to prepare in connection with Executive's employment with the Company. Executive warrants and represents that Executive has not retained and will not retain any copies, duplicates, reproductions or excerpts of such Company information and property. However, Executive may retain documents he signed as a condition of employment with the Company, his personnel file, and his payroll and tax records.
13.    Confidential and Privileged Information. Executive acknowledges and agrees that nothing contained in this Agreement shall affect Executive’s continuing obligations to keep all confidential business information belonging to Employer confidential and not to disclose or use such information, directly or indirectly, for any purpose. Nothing in this or any other agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Executive acknowledges and agrees that he will preserve the Company’s attorney-client privilege and has no authority to waive that privilege.
14.    Non-Solicitation. Executive agrees that for a period of twelve (12) months immediately following the Separation Date, Executive shall not either directly or indirectly solicit, encourage or recruit any of the Company’s Executives or independent contractors to become employed or engaged by any third party or Executive; or solicit, encourage or recruit any of the Company’s Executives or independent contractors to terminate their employment or consulting relationship with the Company. Executive acknowledges that the covenants in this Section 12 are reasonable and necessary to protect the Company’s trade secrets.
15.    Cooperation. Executive agrees that during and after the term of this Agreement, Executive will be available, upon reasonable notice and under reasonable conditions, to assist the Company in any capacity with respect to matters of which Executive was involved or had knowledge while employed by the Company. Without limitation, such assistance may include providing information or documents, cooperating with investigations, negotiations, lawsuits or administrative proceedings involving the Company, preparing for and giving testimony, including written declarations or statements, and other similar activities. Executive understands that the Company will reimburse Executive for all reasonable, documented, out-of-pocket expenses incurred as a result of Executive’s obligations under this Section, in accordance with the Company’s then-applicable expense guidelines.
16.    Enforcement. In the event of a party’s breach of this Agreement, the non-breaching party may initiate action in arbitration, as provided in Section 17, seeking any and all appropriate sanctions, damages, and remedies, including, but not limited to, injunctive or other equitable relief, damages, attorneys’ fees, costs and interest. In any such action in arbitration, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees, unless prohibited by law.
17.    Arbitration and Equitable Relief. To the maximum extent permitted by law, the parties mutually agree that any legally actionable dispute, controversy or claim that either party has against the other, or that Executive has against any of the Company’s directors, officers, employees or representatives, shall be submitted to individual, final and binding arbitration, to be held in Los Angeles, before a single arbitrator selected from JAMS, in accordance with the then-current JAMS Employment Arbitration Rules and Procedures (which may be found at www.jamsadr.com under the Rules/Clauses tab), as modified by the terms and conditions in this Section. The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable local, state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable if the action was brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). The prevailing party shall be entitled to recovery of reasonable attorneys’ fees to the extent permitted by law. If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party; provided, however, the arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s relationship or association with the Company.
18.    Medicare Recital and Indemnification. Executive represents and warrants that Executive is not a current recipient of Social Security Disability benefits, that Executive has not applied for Social Security Disability benefits, and that Executive has no knowledge of Medicare, or any other governmental entity, paying for any medical treatment relating to any claim arising out of or released by this Agreement. Executive agrees to fully defend, indemnify and hold harmless Released Parties and each of them from payment of medical liens, bills, interest and/or penalties that may be or are required of them, associated with any and all claims released under this Agreement, whether or not such liens, bills, interest and/or penalties are being asserted against payments made under this Agreement.
19.    Governing Law; Severability. The Federal Arbitration Act (“FAA”) shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the FAA is inapplicable, Executive agrees that this Agreement is governed by the laws of California, without regard to its principles on conflicts of law. In the event that any portion of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such portion to persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto.
20.    Construction. In the event of vagueness or ambiguity, this Agreement shall not be construed against the party preparing it, but shall be construed as if all parties prepared it jointly.
21.    Succession. This Agreement shall inure to the benefit of and be binding upon Executive and Executive’s heirs, executors, administrators, successors, and assigns. This

Agreement shall inure to the benefit of Company and the other Released Parties and be binding upon Company and its successors and assigns.
22.    No Assignment. Executive warrants and represents that Executive has not assigned or transferred or purported to assign or transfer to any person or entity all or any part of any interest in any claim released under this Agreement. Executive also warrants and represents there are no liens against any of the Separation Benefits described in this Agreement.
23.    Counterparts. This Agreement may be executed in counterparts and shall be deemed fully executed when each party has signed and transmitted a counterpart to the other. All counterparts taken together shall constitute a single agreement. A facsimile signature shall have the same force and effect of an original signature.
24.    Knowing and Voluntary Waiver; Rights Under the Age Discrimination in Employment Act.  By entering into this Agreement, Executive represents he has knowingly and voluntarily entered in this Agreement and that:
a.    Executive has read and fully understands the contents of this Agreement, including that it is his complete waiver of known and unknown claims against the Company and the other Released Parties;
b.    Executive knowingly and voluntarily waives and releases the Company and the other Released Parties from any claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”) in exchange for consideration to which Executive is not already entitled, as provided under Section 3 of this Agreement;
c.    Executive does not waive rights or claims under the ADEA based on any act that occurs (or failure to act that occurs), or any rights or claims that may arise, after the date Executive signs this Agreement;
d.    Executive is advised to consult an attorney before signing this Agreement, and Executive has had the opportunity to consult with an attorney before signing this Agreement;
e.    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impost any conditional precedent, penalties, or costs from doing so, unless specifically authorized by federal law;
f.    Executive was given a copy of this Agreement on December 20, 2022, and was informed that Executive has twenty-one (21) days from which to consider and sign the Agreement and if Executive signs this Agreement before the end of such twenty-one (21)-day period, Executive will have done so voluntarily and with full knowledge that Executive is waiving this right to have twenty-one (21) days to consider this Agreement; and
g.    As provided in Section 27, Executive has seven (7) days after signing this Agreement to revoke it.
25.    Revocation and Effective Date. Executive may revoke this Agreement for a period of seven (7) calendar days following the day Executive executes this Agreement. Any revocation within this seven (7)-day period must be submitted, in writing, to Ross Pollack, Chief Human Resources Officer via email to rpollack@lionsgate.com or by delivery to Ross Pollack, Human Resources Department, 2700 Colorado Avenue, Santa Monica, California 90404. The revocation must be signed and dated by Executive and clearly state that Executive is hereby revoking his acceptance of the Waiver and General Release Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired and a fully executed copy of this Agreement has been received by the Human Resources Department. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state of California, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
26.    Indemnification. The Company agrees to indemnify Executive in accordance with its bylaws, articles of incorporation and applicable California law, if he is or becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that Executive is or was a director, officer, employee, agent or fiduciary of the Company (and the Company may indemnify Executive by reason of the fact that he was an agent of the Company, or was serving at the express written request of the Company as a director, trustee, member, manager, officer, or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including reasonable attorneys’ fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding and Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Within any directors and officers insurance policies, including any tail coverage policies (purchased solely by Company but shall not be applicable in the event that Company is ever acquired by another organization), Company agrees to include coverage for all former officers and directors of the Company. Notwithstanding the foregoing, no expenses for which indemnity shall be sought under this Agreement, other than those in respect of judgments, verdicts and settlements actually rendered, shall be incurred without the prior consent of the Company, which shall not be unreasonably withheld, and the Company must approve the selection of independent counsel of Executive and such counsel’s billings and expenses. Executive will promptly notify the Company of any threatened, pending or completed action, suit or proceeding against Executive which could reasonably be expected to give rise to a right by Executive to be indemnified under this Agreement. The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action, suit or proceeding without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Executive agrees that neither Executive nor Executive’s attorneys have relied on any representations as to the tax consequences of this Agreement. Executive further agrees that if any taxing authority determines that any part of the Agreement is taxable, Executive will be solely responsible for all such taxes, and that Executive shall indemnify the Company and hold it harmless from liability to any tax authority, and from any claims made in any administrative or judicial action to collect taxes from the Company. Notwithstanding anything to the contrary in the foregoing, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Executive: (a) for an accounting of profits made from the purchase and sale (or sale and purchase) by Executive of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law, (b) which a final adjudication establishes that Executive’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, including, without limitation, a final judgment or other final adjudication that Executive defrauded or stole from the Company or converted to his own personal use and benefit business or properties of the Company or was otherwise knowingly dishonest or (c) in connection with any proceeding (or any part of any proceeding) initiated by Executive, including any proceeding (or any part of any proceeding) initiated by Executive against the Company or its directors, officers, employees or other indemnitees, unless (i) the Company authorized the proceeding (or any part of any proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.
27.    Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Company to Executive except in connection with any confidentiality agreements that Executive has executed and/or that are that are contained in the Company Handbook, which each shall survive. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement, except for those set forth in this Agreement.
EXECUTIVE IS HEREBY ADVISED THAT EXECUTIVE HAS TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT, AND HAS SEVEN (7) CALENDAR DAYS AFTER SIGNING TO REVOKE THIS AGREEMENT.
EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) DAY CONSIDERATION PERIOD.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

CORII BERG                LIONS GATE ENTERTAINMENT CORP.

Date: February 15, 2023            Date: February 15, 2023

/s/ Corii Berg________            By: /s/ Jon Feltheimer
                        Name: Jon Feltheimer
                        Title: Chief Executive Officer